EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NEWPARK RESOURCES, INC.

Newpark Resources, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST: The name of the Corporation is Newpark Resources, Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on November 5, 1998.
SECOND: This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation and directed that the proposed amendment be considered by the stockholders of the Corporation. The proposed amendment was considered at the annual meeting of stockholders duly called upon notice in accordance with Section 222 of the DGCL and held on May 19, 2016, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation.
THIRD: Article SEVENTH of the Restated Certificate of Incorporation is hereby amended by deleting all of Paragraph B of Article SEVENTH and replacing it with the following in substitution therefor:
“B.    Any director may be removed from office, with or without cause, only upon the vote or written consent of stockholders representing not less than two-thirds (2/3) of the issued and outstanding capital stock of each class then entitled to vote in elections of directors.”
FOURTH: This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of May 19, 2016.
NEWPARK RESOURCES, INC.

By:    /s/ Paul L. Howes
Name:    Paul L. Howes

Title:	President and Chief Executive Officer